EXHIBIT 3.2

                       Ordinance of the Picayune Rancheria
                           Establishing and Governing
                                       The
                    CHUKCHANSI ECONOMIC DEVELOPMENT AUTHORITY

Section 1. Title. This Ordinance shall be known as the Chukchansi Economic Development Authority Ordinance. It is promulgated by the Tribal Council pursuant to Article V, Sections (a), (j), (l), (m), (p), (q) and (t) of the Constitution of the Picayune Reservation and Resolution No. 2001-11 of the Tribal Council.

Section 2. Purpose. The Chukchansi Economic Development Authority (the "Authority") is created by the Tribal Council to act on behalf of the Tribe, through the exercise of the delegated powers of the Tribal Council hereafter enumerated, for the following purposes: (i) to further the economic prosperity of the Tribe; (ii) to own the Facility and the Enterprise and to manage the assets thereof and all other assets of the Authority; (iii) to be a party or assignee to the Financing and Project Documents; and (iv) to ensure Authority and Tribal compliance with all obligations, terms and conditions thereof.

Section 3. Definitions. For the purpose of this Ordinance, the capitalized terms set forth below shall have the following meanings:

"Enterprise" means the Class II and Class III Gaming Business, and all related businesses, operated on the Indian Lands (as defined in IGRA) of the Tribe pursuant to the Compact and other Legal Requirements

"Facility" means the buildings, structures, appurtenances, fixtures and improvements housing, supporting and relating to the Enterprise and located on the Indian Lands (as defined in IGRA) of the Tribe.

"Financing and Project Documents" means, collectively, those documents by which the Facility is financed, developed and maintained, and by which the Enterprise is financed and managed.

"Legal Requirements" means the requirements set forth in the Indian Gaming Regulatory Act of 1988, 25 U.S.C. Section 2701 et seq ("IGRA"); the Tribal-State Compact between the State of California and the Tribe (the "Compact"); the Tribal Gaming Ordinance of the Tribe (the "Gaming Ordinance"); including all current and future amendments to any of the above, and all present and future permits, licenses and certificates relating thereto; and any and all present and and future federal, state, local, and Tribal laws, codes, rules and regulations, in any way applicable to the Tribe, the Authority, the Facility or the Enterprise.

"Tribal Council" means the duly elected governing body of the Tribe pursuant to the Tribal Constitution.

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Section 4.        Creation of Authority.

         (a) There is hereby created the Chukchansi Economic Development Authority.

         (b) The Chukchansi Economic Development Authority is and shall be considered a body corporate and politic and instrumentality of the Picayune Rancheria of Chukchansi Indians (the "Tribe") and shall be deemed an authorized agency of the Tribe within the meaning set forth in Section 2.21 of the Compact.

         (c) The Authority shall be governed by a seven-member board who shall serve as the Board of Directors of the Authority. The Board of Directors shall be made up of those members of the Tribe who are sitting members of the Tribal Council.

         (d) The members of the Board of Directors shall serve for terms equal to that of their respective terms on the Tribal Council. A member of the Board of Director's term shall commence upon the date that the individual is sworn in on the Tribal Council and that term shall expire on the date that the individual leaves his/her position on the Tribal Council.

         (e) The Chairperson of the Tribal Council shall serve as Chairperson of the board of Directors. All other elected positions of the Tribal Council shall set in the same capacity on the Board of Directors of the Authority as they hold on the Tribal Council. The powers, duties and responsibilities of each officer of the Board of Directors shall be set forth in the By-laws to be enacted by Resolution of the Board following the date of this Ordinance.

Section 5. Powers of Authority. The Authority, acting through its Board of Directors, shall have the following powers, delegated by the Tribal Council, which powers shall be limited in accordance with Section 6, below:

         (a) To take such action, not inconsistent with this Ordinance, as it deems necessary and appropriate to promote the economic development and general welfare of the Tribe and its members;

         (b) To own and operate the Facility and the Enterprise on behalf of the Tribe;

         (c) To adopt resolutions not inconsistent with this Ordinance and enforce the same;

         (d)      To hold, purchase and convey real and personal property;

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         (e)      When necessary to the transaction of its business, to borrow money, to issue promissory notes and other evidences of indebtedness and to secure the same by pledging the assets of the Authority;

         (f) To purchase, hold, sell, exchange, lease, assign, pledge, transfer or deal in bonds, notes, shares, securities or other investments.

         (g) To manage the assets, revenues, accounts, property and other interests of the Authority;

         (h) To employ or contract for the services of advisors, experts, professionals and laborers, and to enter into any relationship with another person in connection with any lawful activities of the Authority and the Enterprise;

         (i) To do any and all things necessary or desirable to secure financing and development and management expertise for the development, management and operation of the Enterprise, and to enter into contracts for the same; and

         (j) To make bylaws and establish policies and procedures not inconsistent with this Ordinance.

         (k) In connection with any contractual obligation of the Authority, to waive the Authority's sovereign immunity from suit, to consent to the jurisdiction of any court over the Tribe, or to consent to the levy of any judgment, lien attachment upon any property or income of Authority, subject to the provisions of Section 12 of this Ordinance.

         (l) In connection with any contractual obligation of the authority, to stipulate for judgment before the Gaming Disputes Court of the Tribe.

         (m) To do everything necessary and proper for the accomplishment of the purposes enumerated in Section 2, above, subject at all times to applicable Legal Requirements.

Section 6. Limitations on Powers and Activities. So long as any obligations of the Tribe or the Authority remain outstanding under the Financing and Project Documents, the Authority shall limit its activity and interests to ownership of the Facility and the Enterprise, and the ownership and management of the other assets of the Authority. Furthermore, the authority shall at all times comply with the terms and conditions applicable to the Authority under the Financing and Project Documents, including without limitation the investment and expenditure of Authority Assets (as defined below).


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